Exhibit 2.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADOMANI, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ADOMANI, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is ADOMANI, Inc.

SECOND: That this corporation was originally incorporated pursuant to the General Corporation Law on November 29, 2016.

THIRD: That the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is ADOMANI, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue 2,100,000,000 shares, each with a par value of $0.00001 per share. 2,000,000,000 shares shall be Common Stock and 100,000,000 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation (this “Certificate”)) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws of the Corporation so provide. Except as otherwise provided in this Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

7.1 Limitation on Directors’ Liability. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

7.2 Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

7.3 Repeal or Modification. Any repeal or modification of the foregoing provisions of this ARTICLE VII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director, officer, agent or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

*        *        *

FOURTH: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on December 2, 2016.

/s/ James L. Reynolds
James L. Reynolds, Chief Executive Officer

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